EX-99.(H)(6)

EXHIBIT (h)(6)

AMENDMENT TO THE RETIRMENT SERVICE AGREEMENT
FOR THE TIAA-CREF INSTITUTIONAL MUTUAL FUNDS

          AMENDMENT, dated March 31, 2006 to the Retirement Service Agreement dated February 1, 2006 (the “Agreement”), by and between TIAA-CREF Institutional Mutual Funds (the “Trust”) and Teachers Advisors, Inc. (“Advisors”).

          WHEREAS, the Trust has established five additional series that will offer Retirement Class shares and has added Retirement Class shares to four pre-existing series (collectively, the “Funds”) and Trust desires to retain Advisors to provide or to arrange for the provision of a variety of administrative and shareholder services to the Funds’ Retirement Class shares in accordance with the terms and provisions of the Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Trust and Advisors hereby agree to amend the Agreement as follows:

          3.      The following shall be added to Schedule A of the Agreement:

Name of Fund	Service Fee
(as a percentage of the average daily value
of the Fund’s net assets)

Equity Index Fund	0.25%
Retirement Class Shares
Bond Fund	0.25%
Retirement Class Shares
Inflation-Linked Fund	0.25%
Retirement Class Shares
Money Market Fund	0.25%
Retirement Class Shares
Large-Cap Growth Fund	0.25%
Retirement Class Shares
Managed Allocation Fund II	0.25%
Retirement Class Shares
High-Yield Fund II	0.25%
Retirement Class Shares
Short-Term Bond Fund II	0.25%
Retirement Class Shares
Bond Plus Fund II	0.25%
Retirement Class Shares

          IN WITNESS WHEREOF, the Trust and Advisors have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first written above.

TIAA-CREF INSTITUTIONAL
MUTUAL FUNDS

______________________________
By:
Title:

TEACHERS ADVISORS, INC.

______________________________
By:
Title: